Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Global MobileTech, Inc. (formerly Trevenex Resources, Inc.)  (a development stage company):

We hereby consent to the use in the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated August 6, 2009, relating to the balance sheet of Global MobileTech, Inc. (formerly Trevenex Resources, Inc.) (a development stage company) (the “Company”) as of June 30, 2009 and the related statements of operations, stockholder’s equity and cash flows for the fiscal year then ended, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

December 6, 2010